Exhibit 10.1

PURCHASE AND SALE AGREEMENT

By and between

HEALTHSOUTH CORPORATION,

a corporation

as Seller

And

DANIEL REALTY COMPANY, LLC,

an Alabama limited liability company

as Purchaser

January 22, 2008

TABLE OF CONTENTS

Page

1.	Definitions.	1

1.1	“Agreement”	2

1.2	“Ancillary Documents”	2

1.3	“Appurtenances”	2

1.4	“Business Day”	2

1.5	“Carry Cost”	2

1.6	“Cash Purchase Price”	2

1.7	“Closing”	2

1.8	“Closing Date”	2

1.9	“Code”	2

1.10	“Conference Center”	2

1.11	“Consents”	2

1.12	“Contracts”	2

1.13	“Corporate Office Building”	2

1.14	“Corporate Office Lease”	2

1.15	“Corporate Office Leased Premises”	2

1.16	“Corporate Office Space”	3

1.17	“Deed”	3

1.18	“Deferred Purchase Price”	3

1.19	“Deposit”	3

1.20	“Disposition Proceeds”	3

1.21	“Digital Hospital Parcel”	3

1.22	“Distribution Center”	3

1.23	“Distribution Center Lease”	3

1.24	“Due Diligence Period”	3

1.25	“Escrow Agent”	3

1.26	“Excluded Assets”	3

1.27	“Hospital”	3

1.28	“Hospital Acquisition Cost”	4

1.29	“Hospital Disposition”	4

1.30	“Improvement Cost”	4

1.31	“Improvements”	4

1.32	“Land”	4

1.33	“Laws”	4

1.34	“Leases”	4

1.35	“Licenses”	4

1.36	“Losses”	4

1.37	“Net Profit”	4

1.38	“Parcel I Subdivision”	4

1.39	“Permitted Exceptions”	4

1.40	“Personalty”	5

1.41	“Property”	5

1.42	“Property Employees”	5

1.43	“Purchase Price”	5

1.44	“Purchaser”	5

1.45	“River Point Building”	5

1.46	“River Point Parcel”	5

1.47	“Seller”	5

1.48	“Survey”	5

1.49	“Title Commitment”	5

1.50	“Title Company”	5

2.	Purchase and Sale of Property.	6

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3.	Cash Purchase Price and Payment.	6

3.1	Cash Purchase Price.	6

3.2	Deposit.	6

3.3	Escrow Provisions.	6

3.4	Deferred Purchase Price.	9

4.	Due Diligence Period; Title Investigation.	12

4.1	Purchaser’s Investigation.	12

4.2	Due Diligence Period.	14

4.3	Title Examination.	14

5.	Closing.	15

6.	Representations and Warranties of Seller.	15

6.1	Organization, Good Standing, Power.	15

6.2	Authorization of Agreement.	15

6.3	Effect of Agreement.	15

6.4	Restrictions; Burdensome Agreements.	15

6.5	Government and Other Consents.	16

6.6	Absence of Certain Changes or Events.	16

6.7	Labor; Collective Bargaining; Pension Plans.	16

6.8	Liabilities.	16

6.9	Title to Properties; Absence of Liens and Encumbrances.	16

6.10	Bankruptcy; Insolvency.	17

6.11	Agreements, Plans, Arrangements.	17

6.12	Compliance with Applicable Laws.	17

6.13	Litigation.	17

6.14	Condemnation Proceedings.	18

6.15	Leasing Commissions; Mechanics’ Liens.	18

6.16	Tenancies.	18

6.17	Other Information.	19

7.	Representations and Warranties of Purchaser.	19

7.1	Organization, Good Standing, Power.	19

7.2	Authorization of Agreement.	20

7.3	Effect of Agreement.	20

7.4	“AS IS” Condition of the Property.	20

7.5	Bankruptcy; Insolvency.	20

8.	Covenants of Seller.	21

8.1	Certain Affirmative Covenants.	21

8.2	Certain Negative Covenants of the Seller.	22

8.3	Seller’s Further Assurances.	22

8.4	Advise of Changes.	23

9.	Additional Covenants and Agreements.	23

9.1	Undertakings.	23

9.2	Purchaser’s Rights to Make Tenant Improvements.	23

9.3	Corporate Office Lease.	23

9.4	Distribution Center Lease.	24

9.5	Destruction or Taking.	24

9.6	Property Employees.	25

9.7	Conference Center.	25

10.	Conditions Precedent to the Obligations of Purchaser.	25

10.1	Accuracy of Representations and Warranties.	25

10.2	Performance of Agreements.	25

10.3	Legal Proceedings.	25

10.4	Adverse Change.	26

10.5	Title Insurance.	26

10.6	Foreign Person Affidavit.	26

11.	Conditions Precedent to the Obligations of Seller.	26

11.1	Accuracy of Representations and Warranties.	26

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11.2	Performance of Agreements.	26

11.3	Legal Proceedings.	26

12.	Procedures Concerning Closing Conditions.	26

12.1	Access to Work Papers, Books and Records After Closing.	26

12.2	Endorsements.	27

13.	Prorations, Apportionments and Closing Costs.	27

13.1	Apportionments at Closing.	27

13.2	Security Deposits.	28

13.3	Miscellaneous.	28

13.4	Closing Costs.	28

14.	Deliveries at Closing.	29

14.1	Seller’s Deliverables at Closing.	29

14.2	Ancillary Documents.	29

14.3	Purchaser’s Deliverables at Closing.	29

14.4	Form of Documents.	30

14.5	Records of Seller.	30

15.	Indemnification.	30

15.1	Indemnification by Seller.	30

15.2	Indemnification by Purchaser.	31

15.3	Procedure.	31

15.4	Limitations on Indemnity.	32

16.	Default Provisions.	32

16.1	Purchaser’s Default Provisions; Remedies.	32

16.2	Seller’s Default.	32

17.	Miscellaneous.	33

17.1	Survival of Representations, Warranties.	33

17.2	Waivers.	33

17.3	Assignment.	33

17.4	Notices.	33

17.5	Entire Agreement; Amendments.	34

17.6	Burden and Benefit.	35

17.7	Brokers	35

17.8	Severability.	35

17.9	Headings.	35

17.10	Counterparts.	35

17.11	Confidentiality.	35

17.12	Governing Law.	36

17.13	Construction.	36

17.14	Seller’s Knowledge.	36

17.15	TIME OF THE ESSENCE.	36

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT dated as of January 22, 2008 (this “Agreement”) by and between HEALTHSOUTH CORPORATION, a corporation (“Seller”) and DANIEL REALTY COMPANY, LLC, an Alabama limited liability company (“Purchaser”).

The effective date of this Agreement, for purposes of calculating any time periods set forth in this Agreement, shall be deemed to be the last date upon which this Agreement has been fully executed by both parties, as set forth on the signature pages hereto (the “Effective Date”).

RECITALS:

WHEREAS, Seller is the record and beneficial owner of (i) approximately 103.2 acres of improved and unimproved real property (the “Land”) identified as “Parcels I, II, III, and IV” on the ALTA/ACSM Land Title Survey of HealthSouth 280 Property prepared for Seller by Walter Schoel Engineering Company, Inc. dated December 17, 2007, a copy of which is attached hereto as Exhibit A (the “Survey”); (ii) the improvements, structures, and fixtures located on the Land, including the Conference Center (herein defined), the Corporate Office Building (herein defined), the Distribution Center (herein defined), the Hospital (herein defined), the River Point Building (herein defined), the 5-level parking deck, and all other improvements reflected on the Survey1 (collectively the “Improvements”), (iii) all appurtenances, rights, easements, rights-of-way, tenements and hereditaments incident to the Land (the “Appurtenances”); (iv) the Leases (herein defined) and the Licenses (herein defined); and (v) the furniture, furnishings, supplies, spare parts, machinery, equipment, motor vehicles, golf carts, drawings, surveys, certificates, licenses, permits, books, papers, records, tradenames, trademarks, contracts, intellectual property and all other personal property located therein or thereon or used in connection with the operation of the Land and Improvements, except for the Excluded Assets (herein defined) (collectively, the “Personalty”) (the Land, the Improvements, the Appurtenances, the Leases, the Licenses and the Personalty are hereinafter sometimes collectively referred to as the “Property”); and

WHEREAS, Seller has agreed to sell the Property to Purchaser and Purchaser has agreed to purchase the Property from Seller, upon the terms and conditions herein contained.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Definitions. As used in this Agreement, the following terms shall have the meanings set forth below when capitalized:

_________________________

1  All Survey references to the square footage of buildings are the square footage of the building footprint only; in no event shall any reference to such square footage be interpreted to mean that Purchaser is acquiring less than 100% of such buildings.

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Purchase and Sale Agreement

1.1       “ Agreement” shall have the meaning given thereto in the Recitals of this Agreement.

1.2       “ Ancillary Documents” shall have the meaning given thereto in Section 14.2 of this Agreement.

1.3       “ Appurtenances” shall have the meaning given thereto in the Recitals of this Agreement.

1.4       “ Business Day” shall mean any day other than Saturday, Sunday, or other day of the year on which banks are not authorized or required to close in Birmingham, Alabama.

1.5       “ Carry Cost” shall have the meaning given thereto in Section 3.4(d) of this Agreement.

1.6       “ Cash Purchase Price” shall have the meaning provided for in Section 3.1(a) of this Agreement.

1.7       “ Closing” shall mean the closing provided for in Section 5 of this Agreement.

1.8       “ Closing Date” shall have the meaning given thereto in Section 5 of this Agreement.

1.9       “ Code” shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.

1.10     “Conference Center” means the conference center component of the approximately 306,000 square foot building designated “Multi-Level Masonry Building” shown on Parcel II on the Survey, and more particularly identified on Exhibit A-1.

1.11     “Consents ” shall have the meaning given thereto in Section 8.1 of this Agreement.

1.12     “Contracts ” shall have the meaning given thereto in Section 6.11 of this Agreement.

1.13     “Corporate Office Building” means the office building component of the approximately 306,000 building designated “Multi-Level Masonry Building” shown on Parcel II on the Survey, and more particularly identified on Exhibit A-1.

1.14     “Corporate Office Lease” means the lease for the Corporate Office Space to be entered into at Closing by Purchaser and Seller as provided in Section 9.3 of this Agreement.

1.15     “Corporate Office Leased Premises” means not less than approximately 99,114 rentable square feet of the Corporate Office Building, comprising all of the fourth and fifth floors of the Corporate Office Building, all of the center and south towers of the second

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Purchase and Sale Agreement

floor of the Corporate Office Building, and the rooms on the first floor North Tower housing Seller’s UPS system and Seller’s safe, all as is more particularly shown on Schedule 1.15 of this Agreement.

1.16     “Corporate Office Space” means the space to be leased to Seller in the Corporate Office Building under the Corporate Office Lease in accordance with Section 9.3 of this Agreement, consisting of the Corporate Office Leased Premises and approximately 2,457 rentable square feet in the north tower of the Corporate Office Building which is presently being used for one of Seller’s two (2) data centers.

1.17     “Deed ” shall have the meaning given thereto in Section 14.1 of this Agreement.

1.18     “Deferred Purchase Price” shall have the meaning given thereto in Section 3.4 of this Agreement.

1.19     “Deposit ” shall have the meaning given thereto in Section 3.2 of this Agreement.

1.20     “Disposition Proceeds” shall have the meaning given thereto in Section 3.4(i) of this Agreement.

1.21     “Digital Hospital Parcel” means the lot to be created by the Parcel I Subdivision applicable to the Hospital.

1.22     “Distribution Center” means the building of approximately 44,377 rentable square feet as reflected on Parcel III on the Survey as Two Story Masonry building which is to be leased to Seller in accordance with Section 9.4 of this Agreement.

1.23     “Distribution Center Lease” means the lease for the Distribution Center to be executed at Closing by Purchaser and Seller as herein provided.

1.24     “Due Diligence Period” shall have the meaning given thereto in Section 4.2 of this Agreement.

1.25     “Escrow Agent” shall mean Lawyers Title Insurance Corporation, 2200 Woodcrest Place, Suite 3300, Birmingham, Alabama 35209, (205) 868-1009, Attn: Michael E. Riddle.

1.26     “Excluded Assets” shall mean and include the property specifically listed on Schedule 1.26 of this Agreement.

1.27     “Hospital ” means the hospital building located on the Digital Hospital Parcel and described on the Survey as HealthSouth Digital Hospital, together with all other improvements, fixtures, equipment and other personal property situated thereon. Seller and Purchaser understand that the construction of the Hospital has not been completed and that nothing in this Agreement shall obligate Seller or Purchaser to undertake to complete construction. The term “Hospital” shall be deemed to include any certificate of need or any other

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right and license with respect to the construction of a hospital or other medical facility on the Land.

1.28     “Hospital Acquisition Cost” shall have the meaning given thereto in Section 3.4 of this Agreement.

1.29     “Hospital Disposition” shall have the meaning given thereto in Section 3.4(a) of this Agreement.

1.30     “Improvement Cost” shall have the meaning given thereto in Section 3.4(c) of this Agreement.

1.31     “Improvements ” shall have the meaning given thereto in the Recitals of this Agreement.

1.32     “Land ” shall have the meaning given thereto in the Recitals of this Agreement.

1.33     “Laws ” means all laws, statutes, codes, rules, regulations, ordinances, decrees, writs, judgments, orders, rulings or other requirements of every duly constituted Federal, State of Alabama, Jefferson County or other local governmental authority or agency, excluding Environmental Laws.

1.34     “Leases ” shall have the meaning given thereto in Section 6.16 of this Agreement.

1.35     “Licenses ” shall mean all licenses, certificates, permits and authorizations relating to the Property or its operation, all of which are assignable to Purchaser and shall be assigned and transferred to Purchaser at Closing.

1.36     “Losses ” shall have the meaning given thereto in Section 15.1 of this Agreement.

1.37     “Net Profit” shall have the meaning given thereto in Section 3.4(b) of this Agreement.

1.38     “Parcel I Subdivision” means a subdivision of Parcel I (as shown on the Survey) which will be completed prior to the Closing Date in order to create the Digital Hospital Parcel and the River Point Parcel, all as is provided in Section 3.4(g) of this Agreement.

1.39     “Permitted Exceptions” shall include: (i) interests and rights of tenants in possession under Leases; (ii) liens for ad valorem property taxes and assessments with respect to the Property that are due and payable on or after the Closing Date; (iii) any and all present and future laws, ordinances, restrictions, requirements, resolutions, orders, regulations of any governmental authority having jurisdiction over the Property (including, without limitation, those related to zoning and land use); (iv) any lien or encumbrance encumbering the Property as to which Seller shall deliver to Purchaser, or the Title Company, at or prior to Closing, proper instruments, in recordable form, canceling such lien or encumbrance, together with funds to pay

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the cost of recording and canceling the same or releasing the Land from such lien or encumbrance; (v) such other exceptions as the Title Company shall commit to insure over in a manner reasonably satisfactory to Purchaser, without any additional cost to Purchaser, whether such insurance is made available in consideration of payment, bonding or indemnity by Seller or otherwise; (vi) Uniform Commercial Code Filings that have expired or terminated by operation of law prior to the Closing Date; (vii) any exceptions caused by Purchaser, its agents, representatives or employees; and (viii) any exceptions, exclusions and other matters set forth in the Title Commitment and the Survey that are not objected to by Purchaser prior to the expiration of the Due Diligence Period in accordance with Section 4.3 of this Agreement.

1.40     “Personalty ” shall have the meaning given thereto in the Recitals of this Agreement.

1.41     “Property ” shall have the meaning given thereto in the Recitals of this Agreement.

1.42     “Property Employees” shall have the meaning given thereto in Section 4.1(d) of this Agreement.

1.43     “Purchase Price” means the sum of the Cash Purchase Price and the Deferred Purchase Price.

1.44     “Purchaser ” means Daniel Realty Company, LLC; provided that rights and obligations of Daniel Realty Company, LLC hereunder may be transferred to a single asset, special purpose entity (the “Permitted Assignee”) to be formed and owned in whole or in part by Daniel Realty Company, LLC under a written assignment and assumption agreement, in which event Daniel Realty Company, LLC shall provide Seller a copy of the assignment and assumption agreement. All references thereafter to “Purchaser” shall mean and refer to the Permitted Assignee and Daniel Realty Company, LLC shall have no further rights and obligations hereunder.

1.45     “River Point Building” means the building of approximately 66,614 rentable square feet as reflected on Parcel I on the Survey as “Four Story Masonry” building.

1.46     “River Point Parcel” means the lot to be created by the Parcel I Subdivision applicable to the River Point Building.

1.47     “Seller ” shall have the meaning given thereto in the Recitals of this Agreement.

1.48     “Survey ” shall have the meaning given thereto in Section 4.3 of this Agreement.

1.49     “Title Commitment” shall have the meaning given thereto in Section 4.3 of this Agreement.

1.50     “Title Company” shall have the meaning given thereto in Section 4.3 of this Agreement.

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Purchase and Sale Agreement

All other defined terms used in this Agreement shall have the meanings set forth herein.

2.          Purchase and Sale of Property. At the Closing and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in and to the Property.

3.	Cash Purchase Price and Payment.
3.1	Cash Purchase Price.

(a)       The Cash Purchase Price for the Property shall be Forty-Three Million Five Hundred Thousand and NO/100 Dollars ($43,500,000.00) (the “Cash Purchase Price”).

(b)       The Cash Purchase Price shall be paid by Purchaser to Seller at the Closing by a wire transfer in immediately available funds to the Title Company, less the amount of the Deposit, for disbursement to a bank account designated by Seller and identified to Purchaser prior to the Closing Date. The disbursement of the funds shall occur immediately following the issuance of the title insurance policies pursuant to the Title Commitment or unconditional commitments therefor.

3.2        Deposit. Within three (3) Business Days following the Effective Date written above, Purchaser shall deposit with the Escrow Agent the amount of Two Million Dollars and NO/100 ($2,000,000.00) (together with all interest earned thereon, the “Deposit”). The parties shall cause the Deposit to be disbursed as provided in Section 3.3 hereof.

3.3	Escrow Provisions.

(a)        Release of the Deposit. Except as otherwise provided herein, the Escrow Agent shall hold the Deposit until the earlier of the following:

(i)        One (1) Business Day following receipt by the Escrow Agent, prior to the expiration of the Due Diligence Period, of a copy of the notice delivered by Purchaser to Seller under Section 4.2 stating that Purchaser has elected to terminate this Agreement prior to expiration of the Due Diligence Period and that Purchaser requests return of the Deposit, at which time the Escrow Agent shall return the Deposit to Purchaser;

(ii)       One (1) Business Day following receipt by the Escrow Agent of a copy of the notice delivered by Purchaser to Seller under Section 4.3 hereof stating that Purchaser has elected to terminate this Agreement and that Purchaser requests return of the Deposit, at which time Escrow Agent shall return the Deposit to Purchaser;

(iii)      Five (5) days following receipt by the Escrow Agent of a certificate (the “Seller’s Certificate”) executed in good faith by Seller to the effect that (a) the Closing has not been effected by the Closing Date as a result of Purchaser’s material breach of its obligations under this Agreement, and (b) notice of said Seller’s Certificate has been delivered to Purchaser, at which time the Escrow Agent shall, unless on or

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Purchase and Sale Agreement

before such date the Escrow Agent has received a certificate (a copy of which shall be provided by Purchaser to Seller) executed in good faith by Purchaser contesting the statements contained in the Sellers’ Certificate, release and deliver the Deposit to Seller, together with all interest accrued thereon;

(iv)      Five (5) days following receipt by the Escrow Agent of a certificate (the “Purchaser’s Certificate”) executed in good faith by Purchaser to the effect that (a) the Closing has not been effected by the Closing Date as a result of Seller’s material breach of its obligations under this Agreement, and (b) notice of said Purchaser’s Certificate has been delivered to Seller, at which time the Escrow Agent shall, unless on or before such date the Escrow Agent has received a certificate (a copy of which shall be provided by Seller to Purchaser) executed in good faith by Seller contesting the statements contained in Purchaser’s Certificate, release and deliver the Deposit to Purchaser, together with all interest accrued thereon;

(v)       An event set forth in Section 3.3(b) hereof, whereupon the Escrow Agent shall release and deliver the Deposit as contemplated in such Section 3.3(b); and

(vi)      The Closing Date, at which time the Deposit shall be delivered to Seller, together with all interest accrued thereon, for application against the Cash Purchase Price as provided in Section 3.1 hereof.

(b)	Objection to Certificate.

(i)        In the event that Purchaser objects to Seller’s Certificate or Seller objects to Purchaser’s Certificate as provided in Subsections 3.3(a) (iii) or (iv) above, as the case may be, then unless Purchaser and Seller resolve completely such dispute within thirty (30) days from the date of such objection and within that period advise the Escrow Agent by joint written notice from Purchaser and Seller of the resolution of such dispute and of the disposition to be made by the Escrow Agent of the Deposit (in which event the Escrow Agent shall release and deliver the Deposit in accordance with such written notice), then such dispute shall be resolved, upon the initiation by any party hereto in an appropriate proceeding, by an appropriate court. Furthermore, any of the parties hereto may request that the Escrow Agent tender the Deposit to the court in which such proceeding has been commenced and, provided that such court is authorized by applicable law to receive such tender and consents thereto (if such consent is necessary), the Escrow Agent shall tender the Deposit to such court. The Escrow Agent shall thereby be released from all further liability with respect to this Agreement or the Deposit. In the event no such request to tender the Deposit to such a court is made or the court is not authorized or refuses to accept such tender, the Escrow Agent shall continue to hold the Deposit until a final non-appealable judgment by the appropriate court is rendered (in which event the Escrow Agent shall release and deliver the Deposit in accordance with such judgment), or until the Escrow Agent receives a joint written notice from Purchaser and Seller advising the Escrow Agent of the resolution of such dispute and instructing the Escrow Agent of the disposition to be made of the

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Deposit, in which event the Escrow Agent shall release and deliver the Deposit in accordance with such written notice.

(ii)       All reasonable costs and expenses incurred or sustained by Purchaser and Seller (including, without limitation, all of such parties’ reasonable attorneys’ fees) relating to the litigation of any dispute as provided in Subsection 3.3(b)(i) above shall be entirely borne by and paid for by the party or parties against whom judgment is rendered.

(c)        Investment of Deposit. The Escrow Agent shall act as custodian of the Deposit and, in the event that the Deposit is at any time in the form of cash, the Escrow Agent shall from time to time invest and reinvest the Deposit in (i) direct obligations of, or repurchase agreements collateralized by direct obligations of, the United States of America (or agencies or instrumentalities thereof which are backed by the full faith and credit of the United States of America) or (ii) certificates of deposit, time deposits or other interest-bearing deposits of commercial banks having total capital and surplus of at least $250,000,000. The Escrow Agent shall have the power to sell or liquidate the foregoing investments or any portion thereof whenever the Escrow Agent shall be required to release all or any portion of the Deposit pursuant to this Section 3.3. The Escrow Agent shall have no liability whatsoever for any investment losses resulting from the investment or reinvestment of the Deposit in accordance with the terms hereof.

(d)	Provisions Regarding Escrow Agent.

(i)        The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set out in this Agreement.

(ii)       The Escrow Agent shall be fully protected in acting on or relying upon any written advice, certificate, notice, direction, instruction, request, or other paper or document which the Escrow Agent in good faith believes to be genuine and to have been signed or presented by the proper party or parties, and may assume that any person purporting to give such advice, certificate, notice, direction, instruction or request or other paper or document has been duly authorized to do so.

(iii)      The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct.

(iv)      The Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel. If a controversy arises between one or more parties hereto, or between any of the parties hereto and any person or entity not a party

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Purchase and Sale Agreement

hereto, as to whether or not or to whom the Escrow Agent shall deliver the Deposit or any portion thereof or as to any other matter arising out of or relating to this Agreement or the Deposit, the Escrow Agent shall not be required to determine such controversy and need not make any delivery of the Deposit or any portion thereof but may retain the Deposit without liability to anyone until the rights of the parties to the dispute shall have been finally resolved by mutual agreement, or by order, judgment or decree, accompanied by an opinion of counsel of the party requesting release of the Deposit to the effect that such order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction of the United States of America and the time for appeal thereof, if any, has expired without an appeal thereof having been noticed, filed or perfected, and the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. The Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received conflicting written notices from the parties to this Agreement or a written notice from any person that such a controversy has arisen which refers specifically to this Agreement and identifies by name and address the adverse claimants to the controversy.

(v)       Seller and Purchaser will jointly and severally reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys’ fees, incurred without bad faith, willful misconduct or gross negligence on the part of the Escrow Agent or its employees and arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement as well as the costs and expenses of defending against any claim or liability arising out of or relating to this Agreement.

(vi)      The Escrow Agent hereby accepts its appointment and agrees to act as the Escrow Agent under the terms and conditions of this Agreement.

3.4	Deferred Purchase Price.

(a)       Payment of the Deferred Purchase Price, if any, shall be subject to and conditioned upon a bona fide, third party sale, lease or other transfer or re-development of the Hospital or any part thereof by the Purchaser to an entity unrelated to Purchaser or Seller, or the taking by any governmental entity or a conveyance in lieu thereof that results in payment of cash consideration for the Digital Hospital Parcel or any part thereof, or except as otherwise set forth in subparagraph (b), any other occurrence that results in the receipt by Purchaser of monetary consideration with respect to the Hospital or the Digital Hospital Parcel (a “Hospital Disposition”). In such event, subject to the provisions of Section 3.4(b) below, the Deferred Purchase Price shall be payable to Seller as provided in Section 3.1(b) hereof within thirty (30) days after the closing of a Hospital Disposition. The amount of the Deferred Purchase Price shall be determined in accordance with the provisions of Section 3.4(b) below.

(b)       Except as otherwise provided in subparagraph (c), the Deferred Purchase Price shall be an amount equal to forty percent (40%) of the Net Profit, if any, realized by Purchaser on a Hospital Disposition. The “Net Profit” shall be an amount equal to the amount by which the Disposition Proceeds (herein defined) exceed the sum of the following: (i) $1,500,000; (ii) the “Hospital Acquisition Cost” (herein defined), (iii) the “Carry Cost” (herein

Daniel Realty Company, LLC//HealthSouth Corporate Campus

Purchase and Sale Agreement

defined), (iv) the “Improvement Cost” (as herein defined), (v) the “Parcel I Subdivision Costs” (herein defined), and (vi) the “Preferred Return” (herein defined); provided, however, that if payment of any portion of the Disposition Proceeds is deferred (i.e., purchase money financing), then the payment of the Deferred Purchase Price shall also be deferred until such time as Seller has received Disposition Proceeds in a cash amount equal to the sum of the amounts specified in (i) through (vi) hereof, at which time Purchaser shall be obligated to pay Seller an amount equal to forty percent (40%) of any cash payment of Disposition Proceeds received by Purchaser, which shall be due and payable within thirty (30) days of Purchaser’s receipt of said payment. It is specifically agreed and understood that if the Purchaser elects to donate the Hospital or any part of the Hospital Parcel in exchange for tax abatements or any other non-cash benefits, any such tax abatements or non-cash benefits shall not be deemed Disposition Proceeds for purposes of the provisions of this Section 3.4. However, any such donation shall be treated as being donated from both Seller and Purchaser.

(c)       If, (1) at any time prior to April 12, 2008, Seller (if before the Closing Date) or Purchaser (if after the Closing Date) enters into a definitive agreement with the U.S. Department of Defense or any agency, department or branch of the United States government for a Hospital Disposition and such definitive agreement is duly consummated within ninety (90) days of its effective date, or (2) at any time prior to April 12, 2008, Seller (if before the Closing Date) or Purchaser (if after the Closing Date) enters into a letter of intent (or other nonbinding expression of interest) with the U.S. Department of Defense or any agency, department or branch of the United States government for a Hospital Disposition, and such letter of intent is reduced to a definitive agreement within ninety (90) days of the letter of intent, and such definitive agreement is duly consummated within ninety (90) days of its effective date, then, in either of the events described in (1) or (2), the Deferred Purchase Price shall be equal to sixty percent (60%) of the Net Profit realized by Purchaser on such Hospital Disposition. It is specifically understood and agreed that any such agreement with the U.S. Department of Defense or any agency, department or branch of the United States shall be subject to the prior written approval of Purchaser, which such approval may be granted or refused by Purchaser in its sole discretion, and any agreement entered into by Seller (if prior to the Closing Date) without such prior written approval shall be null and void as to the Purchaser. Seller covenants and agrees that it will disclose the Purchaser’s exclusive approval rights to the U.S. Department of Defense or any agency, department or branch of the United States government with whom Seller may be negotiating in order to preserve Purchaser’s rights under this paragraph.

(d)       The following terms shall have the meanings set forth below for purposes of this Section 3.4:

(i)        “ Disposition Proceeds” means the amount of cash payable to Purchaser as a result of a Hospital Disposition, whether or not deferred.

(ii)       “ Hospital Acquisition Cost” means the sum of (A) the due diligence costs incurred by Purchaser that are directly related to the purchase of the Hospital under this Agreement but not more than $250,000, plus (B) a pro rata share of the due diligence and closing costs incurred by Purchaser with respect to this transaction other than those described in (A) above.

Daniel Realty Company, LLC//HealthSouth Corporate Campus

Purchase and Sale Agreement

(iii)      “ Carry Cost” means the sum of the expenditures incurred by Purchaser in connection with its ownership of the Hospital from the Closing Date, including without limitation the following: interest on indebtedness incurred to finance all or a portion of the Hospital Acquisition Cost; and ad valorem taxes, insurance, assessments, utilities, maintenance and repairs relating to Purchaser’s ownership of the Hospital.

(iv)      “Improvement Cost” means the sum of expenditures incurred by Purchaser in connection with the construction of improvements to the Hospital, including without limitation, the cost of materials, payments to contractors, architects, engineers, construction managers and consultants, and any other expenditures that are included in the cost of the improvements to the Hospital.

(v)       “ Preferred Return” means the simple yield calculated at the rate of ten percent (10%) per annum on the sum of the Hospital Acquisition Cost, the Carry Cost and the Improvement Cost as adjusted as herein provided. The Preferred Return shall commence on the Closing Date and the sum of the Hospital Acquisition Cost, Carry Cost, Improvement Cost and Parcel I Subdivision Cost shall be adjusted at the end of each fiscal month until the sum is reduced to zero (0). Cash payments of Disposition Proceeds received by Purchaser shall be applied first to the accrued and unpaid Preferred Return and any payments in excess of the accrued and unpaid Preferred Return shall reduce the sum of the Hospital Acquisition Cost, Carry Cost, Improvement Cost and Parcel I Subdivision Cost.

(vi)      “Parcel I Subdivision Costs” means all engineering and other costs incurred by Purchaser in effecting the Parcel I Subdivision.

(e)       Purchaser shall provide to Seller a written calculation of the Net Profit upon payment of the Deferred Purchase Price. Seller shall have the right to audit, at Seller’s sole expense, the records of Purchaser for the purpose of verifying the amount of the Net Profit.

(f)        Notwithstanding anything herein to the contrary, the obligation to pay the Deferred Purchase Price on the Hospital Sale shall survive the Closing, shall be binding upon Purchaser, and shall inure to the benefit of Seller and its successors and assigns. At the Closing, Purchaser and Seller shall execute and record a Memorandum of Agreement to provide notice of Purchaser’s obligation to pay the Deferred Purchase Price on a Hospital Disposition.

(g)       The Parcel I Subdivision must occur as a condition to the Closing. Seller and Purchaser have reviewed a proposed subdivision plat for the Parcel I Subdivision prepared by Walter Schoel Engineering, a copy of which is attached as Exhibit B, and the parties agree that the final Parcel I Subdivision will be substantially as shown on said proposed subdivision plat, however, the parties will mutually cooperate with one another to determine the final boundary line separating the Hospital Parcel and the River Point Parcel. The costs incurred in connection with the Parcel I Subdivision will be shared equally by Purchaser and Seller.

Daniel Realty Company, LLC//HealthSouth Corporate Campus

Purchase and Sale Agreement

4.	Due Diligence Period; Title Investigation.

4.1        Purchaser’s Investigation. Purchaser may elect to perform or have performed, at its expense, such studies and investigations of the Property as Purchaser deems desirable, including, without limitation: (a) the physical condition of the Property; (b) surveys, environmental studies and zoning studies; and (c) such other matters relating to the Property as Purchaser deems appropriate; provided, however that Purchaser will not conduct any invasive testing (such as soils borings) without the Seller’s prior written consent. Subject to the rights of the tenants of the Property, Seller hereby grants to Purchaser, and its representatives, agents, and employees, the right to access the Property at all reasonable times for the purposes permitted hereunder. Access and all studies and investigations and any inspections related thereto shall be conducted so as not to unreasonably interfere with the use of the Property by Seller or any tenants or others under any of the Leases or any other agreement affecting the Property. Purchaser shall provide to Seller, at no cost to Seller, copies of results of all tests, studies or investigations of the Property, promptly after receipt of such results. Purchaser shall promptly restore any damage to the Property caused by Purchaser’s access, studies and investigations of the Property, in order to return the Property to its prior condition prior to such access, studies and investigations. Purchaser shall indemnify, hold harmless, and, upon Seller’s request, defend Seller from and against any and all costs (including reasonable attorneys’ fees and costs), damages and liabilities, claims, causes of action, or threats thereof, incurred by or asserted against Seller as a result of studies or investigations conducted by or on behalf of Purchaser, or as a result of the access to the Land by Purchaser or its agents, employees, or contractors, including without limitation, claims for personal injury, property damage, and services rendered or materials furnished to or for the account of Purchaser.

In order to facilitate Purchaser’s feasibility studies concerning the Property, Seller has provided (or will provide within five (5) days after the Effective Date) to Purchaser the following documents and/or other materials, each of which Seller represents is (or will be) true, correct and complete to the best of its knowledge:

(a)       A copy of a current title insurance commitment pertaining to the Property, together with copies of any agreements, governmental plans, easements, restrictions, rights-of-way and other matters affecting title if such copies are in Seller’s convenient possession;

(b)	A copy of the latest as-built survey of the Property;

(c)       A copy of the latest report of an environmental inspection with respect to all or any part of the Property, including any operation and maintenance reports related to Asbestos Containing Materials (“ACM”) or other remediation for hazardous substances;

(d)       A list of all personnel currently employed in connection with the management, operation and maintenance of the Property (including the Conference Center) and all facilities personnel (“Property Employees”);

(e)       A list of any pending or threatened litigation in connection with the Property, together with any past judgments issued against the Property;

Daniel Realty Company, LLC//HealthSouth Corporate Campus

Purchase and Sale Agreement

(f)        Copies of real estate tax assessments and bills covering the immediately preceding three fiscal years;

(g)       Copies of all leases or other rental agreements affecting the Property, including amendments; a written description of any oral agreements related to occupancy and a description of lease concessions and any obligations to furnish tenant or other building improvements;

(h)       Copies of plans and specifications, engineering and physical inspection reports and other building information which Seller has in its possession with respect to the Property, together with any soil and geotechnical reports, mine studies, and environmental studies relating to the Property;

(i)        Copies of all service contracts, management contracts, leasing contracts, warranties, guaranties, parking agreements and other agreements (including Licenses) which relate to or affect the Property;

(j)        A copy of any appraisal report pertaining to all or part of the Property, if such report is in Seller’s convenient possession;

(k)       A copy of certificate of occupancy for the Improvements if required by governmental authorities having jurisdiction over Property and if in Seller’s convenient possession;

(l)        A list of any major capital improvements made to the Property within the last three years, e.g. roof, HVAC, etc.;

(m)      One copy of utility bills, trash/garbage pick-up, water/sewer and other monthly, quarterly or yearly recurring bills incurred by Seller with respect to the use of the Property for the immediately preceding 12 months;

(n)       BOMA Calculations which Seller has in its possession for any part of the Property;

(o)       Evidence of insurance on the Property (which may be in the form of a meeting with Seller’s insurance representative);

(p)       If available, for each of the last 3 years and year to date, operating statements (audited, if available) along with general ledgers, copy of tenant expense reimbursement statements, for 2004, 2005, 2006 and 2007 year-to-date, and tenant responses to same; and

(q)       All due diligence materials in Seller’s possession which were obtained in connection with the previous proposed sale of the Property to Trammell Crow Company.

In addition, during the Due Diligence Period, Seller shall furnish Purchaser with copies of any other information in Seller’s possession which may be reasonably requested by Purchaser, within

Daniel Realty Company, LLC//HealthSouth Corporate Campus

Purchase and Sale Agreement

a reasonable amount of time before the end of the Due Diligence Period. Purchaser agrees that upon expiration of the Due Diligence Period, or the earlier termination thereof, Purchaser will return all documents furnished to Purchaser from Seller during the Due Diligence Period; provided, however, that Purchaser reserves the right to retain copies of such documents.

4.2        Due Diligence Period. In the event Purchaser, in its sole and absolute discretion, is dissatisfied with the results of any of the studies or investigations referred to in Section 4.1 or determines that its intended ownership of the Property is not feasible, then Purchaser may terminate this Agreement by providing written notice thereof to Seller and the Escrow Agent during the period between the Effective Date and 5:00 p.m. Central time on Friday, February 1, 2008 (the “Due Diligence Period”). Upon termination of this Agreement in accordance with this Section, the Deposit shall be returned to Purchaser in accordance with Section 3.3(a)(i), and Purchaser shall deliver to Seller all materials relating to the Property provided by Seller to Purchaser, and, if Seller so requests, an assignment agreement assigning all of Purchaser’s right, title, and interest in and to, together with copies or originals of, if in Purchaser’s possession or control and if such delivery is not contractually prohibited, all written studies and investigations prepared for Purchaser in connection with its study of the Property, free and clear of all liens and claims for payment.

4.3        Title Examination. Purchaser shall have until the later of the following dates to examine title to the Property (the “Title Due Diligence Period”): (i) the expiration of the Due Diligence Period, or (ii) ten (10) days following the delivery to Purchaser and Purchaser’s counsel (Burr & Forman LLP) of (A) a current title commitment for an Owner’s Title Insurance Policy, naming Purchaser as the proposed insured, with an effective date not earlier than November 29, 2007, issued by Lawyers Title Insurance Corporation (the “Title Company”), and copies of all title exceptions noted thereon (the “Title Commitment”); and (B) a current (dated not earlier than December 17, 2007) ALTA survey of the Property sufficient in form and substance to enable the Title Company to remove its standard survey exception (the “Survey”). Purchaser shall have the right to object, in its sole and absolute discretion, to any exceptions to the Title Commitment, or to any matter shown on the Survey, other than the standard pre-printed exceptions set forth in the Title Commitment and the Permitted Exceptions defined in Section 1.39 (other than those described in Section 1.39(viii)) by giving written notice to Seller and the Title Company no later than the expiration of the Title Due Diligence Period, stating the matters to which Purchaser objects and the reasons therefor. If Purchaser fails to timely provide such written objection, then Purchaser shall be deemed to have approved all matters affecting title to the Land and the Survey as of the date of the Title Commitment or the Survey, as applicable. If Purchaser so objects to any matter affecting title or the Survey, then Seller shall within ten (10) days deliver notice to Purchaser as to whether Seller will endeavor to cure or remove any one or more of the objections. If Seller elects to endeavor to cure or remove any title objection or Survey matter, Seller shall have until the Closing Date to endeavor to cure or remove such title objection or Survey matter. For purposes of this Agreement, the term “cure” shall include, without limitation, either of the following actions taken by Seller at Seller’s sole cost and expense: (a) “bonding off” any lien of ascertainable value or posting a letter of credit in connection therewith; or (b) obtaining an appropriate endorsement to Purchaser’s title policy and/or title commitment for the Property that reasonably protects Purchaser from an objection. If Seller does not elect to cure or remove all of Purchaser’s objections or if Seller is unable to cure Purchaser’s objections by the Closing Date, Purchaser will have the right by delivery of written

Daniel Realty Company, LLC//HealthSouth Corporate Campus

Purchase and Sale Agreement

notice to Seller to either (A) waive its objections and purchase the Property without any reduction in the Cash Purchase Price or claim for indemnity with respect to said objection or (B) terminate this Agreement and to receive a return of the Deposit in accordance with Section 3.3(a)(ii) hereof. Seller shall have no liability to Purchaser for any defects in or objections to title or the Survey or for failure to cure or remove any such defects or objections.

5.          Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Burr & Forman LLP, Birmingham, Alabama, on a date designated by Purchaser by written notice to Seller at least ten (10) days prior to such designated date; provided, however, that such designated date shall not be later April 1, 2008 (the “Closing Date”), unless both parties otherwise agree in writing to a later date.

6.          Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

6.1        Organization, Good Standing, Power. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, (b) Seller is authorized or licensed to do business in each jurisdiction where the nature of the business conducted by it or the properties owned or leased or operated by it make such authorization or licensing necessary, and (c) Seller has all requisite power and authority, Licenses and franchises to (i) own and operate the Property and carry on its business as presently being conducted and (ii) execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

6.2        Authorization of Agreement. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, shareholder and regulatory approvals. This Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, other creditors’ rights laws and general principles of equity.

6.3        Effect of Agreement. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not, with or without the giving of notice or the lapse of time, or both, (a) violate any applicable laws or Environmental Laws to which Seller is subject (including securities laws), or (b) result in a breach of or conflict with any term, covenant, condition or provision of, or result in the modification or termination of, or constitute a default under, any corporate charter, by-law, commitment, contract, partnership agreement, or other agreement, instrument or obligation to which Seller is a party or by which Seller or the Property is or may be bound or affected.

6.4        Restrictions; Burdensome Agreements. Seller is not a party to any contract, commitment or agreement, and Seller is not and the Property is not subject to or bound or affected by any charter, by-law, certificate or other, corporate restriction, or any Laws or Environmental Laws which (a)  would prevent Seller from entering into this Agreement or from consummating the transactions contemplated hereby, or (b) to Seller’s best knowledge and belief, may adversely affect the Property.

Daniel Realty Company, LLC//HealthSouth Corporate Campus

Purchase and Sale Agreement

6.5        Government and Other Consents. Except as set forth in Schedule 6.5, no consent, authorization or approval of, or exemption by or filing with, any governmental, public or regulatory body or authority (including state environmental authorities) of any person or entity who is not a party to this Agreement, is necessary or required in connection with (a) the execution, delivery and performance by Seller of this Agreement, the Ancillary Documents or any of the other instruments or agreements herein referred to, or (b)  the taking of any action herein or therein contemplated, or (c) the operation by Purchaser of the Property for the same uses as those being conducted on the Effective Date.

6.6        Absence of Certain Changes or Events. Since November 8, 2007, Seller has not:

(a)	suffered any adverse change in the Property;

(b)       suffered the occurrence of any event or events which, individually or in the aggregate, have had, or might reasonably be expected to have, an adverse effect on the Property;

(c)       incurred damage or destruction with respect to the Property by fire, storm, or other like or unlike casualty, whether or not covered by insurance; or

(d)       sold, assigned, transferred, leased or otherwise disposed of the Property (other than as permitted in Section 8.1 hereof) or granted any option or other right to purchase or lease the Property.

6.7        Labor; Collective Bargaining; Pension Plans. Purchaser shall have no obligation to hire, re-employ or continue the employment of any person or entity presently employed by Seller, and Seller shall be solely responsible for the wages, withholding, benefits, vacation accrual, sick pay and any other form of compensation or obligation related to the Property Employees. Seller is not a party to any collective bargaining agreement affecting the Property Employees or the Property and there is no labor dispute, grievance, controversy or strike, pending or threatened against Seller with respect to the management or operation of the Property, and Seller is not aware of any basis for any such labor dispute, grievance, controversy or strike.

6.8        Liabilities. Immediately following the Closing, there shall not be any basis for any claim against Purchaser for any liability of any nature or in any amount arising from business done, transactions entered into or other events with respect to the Property occurring prior to the Closing Date. Seller will, on the Closing Date, execute an indemnification agreement in form acceptable to Purchaser which shall indemnify and hold Purchaser, and Purchaser’s successors and assigns, harmless from any loss or damage incurred in connection with the existing tax abatement agreements in effect for the Property; such indemnification agreement shall include an obligation on Purchaser that it will not take an affirmative action to discuss with or encourage any governmental agency to seek to repeal or set aside the tax abatements, or otherwise seek recoupment of such tax abatements from Seller.

6.9        Title to Properties; Absence of Liens and Encumbrances. Seller has good, valid and marketable fee simple title to the Property insurable at regular rates and free and clear

Daniel Realty Company, LLC//HealthSouth Corporate Campus

Purchase and Sale Agreement

of all title defects, mortgages, claims, liens, security interests, easements, charges, encumbrances, purchase options, rights of first refusal, rights of first offer and other matters affecting title to the Property, except for the matters disclosed in the Title Commitment. No default or event of default exists, and no event which with notice or lapse of time or both, would constitute such a default, has occurred and is continuing, under the terms or provisions, express or implied, of any Permitted Exceptions, Contracts or other matters to which the Property is subject, nor has Seller received notice of any claim of such default.

6.10      Bankruptcy; Insolvency. Seller is not subject to a general assignment for the benefit of creditors, is not subject to any voluntary petition filed by Seller in bankruptcy or any involuntary petition in bankruptcy filing by Seller’s creditors, is not subject to the appointment of a receiver to take possession of the Property or all or substantially all of Seller’s other assets, and none of the Property or Seller’s other assets is subject to attachment or judicial seizure. Seller is not insolvent and the completion of the transactions contemplated by this Agreement will not render Seller insolvent or otherwise cause Seller to be unable to pay its debts as they become due.

6.11      Agreements, Plans, Arrangements. With respect to the Property, and except for the matters listed in Schedule 6.11, Seller is not a party to, nor is Seller bound or affected by, nor is the Property subject to, any

(a)       lease agreement (whether as lessor or lessee), except as set forth in Schedule 6.16;

(b)       license agreement (other than Licenses which will be assigned to Purchaser at Closing), assignment or contract;

(c)       agreements for the purchase or sale of goods, services, equipment, or materials for use in connection with the operation of the Property;

(d)       management, maintenance, agency, leasing, service, security or any other agreement, contract, arrangement or understanding related to the Property (a)-(d) collectively referred to herein as the “Contracts”). All of the Contracts listed in Schedule 6.11 are terminable without penalty or damage upon not more than thirty (30) days’ notice, except as expressly noted on Schedule 6.11.

6.12      Compliance with Applicable Laws. To the knowledge of Seller, neither the Property, nor the operations or business conducted thereon, nor Seller is in violation of any Laws that are applicable to the Property. No notice from, and no investigation or review by, any governmental body has been received by Seller with respect to the Property claiming any violation of any applicable laws or requiring or calling attention to the need for any work, repairs, clean-up, construction, alteration or installation on or in connection with the Property, in order to comply with any Laws. Except for the Hospital, Seller has obtained all Licenses, certificates, permits and other governmental authorizations necessary for the use of the Property or pertaining to the use of the Improvements, all of which are in full force and effect.

6.13      Litigation. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending before any federal, state, municipal, foreign or other court or

Daniel Realty Company, LLC//HealthSouth Corporate Campus

Purchase and Sale Agreement

governmental, administrative or self-regulatory body or agency, or any private arbitration tribunal, or, to the best knowledge of Seller, threatened against, relating to or affecting the Property or the transactions contemplated by this Agreement; nor, to the best knowledge of Seller, is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry which might have an adverse effect upon the Property or the transactions contemplated by this Agreement, except for the pending action set forth on Schedule 6.13.

6.14      Condemnation Proceedings. There are no condemnation or eminent domain proceedings pending or, to the best of Seller’s knowledge and belief, contemplated against the Property and the Seller has made no commitments therefor and has received no notice, oral or written, of the desire of any public authority or other entity to take or use the Property for easements, rights-of-way or other public or quasi-public purposes or for any other use whatsoever.

6.15      Leasing Commissions; Mechanics’ Liens. No leasing commission or locater fees shall be due or owing on the Closing Date with respect to the sale of the Property to Purchaser. At the Closing all materialmen’s or mechanics’ liens filed of record affecting the Property and all amounts due to any materialmen or mechanics supplying goods or services to the Property will be fully paid.

6.16	Tenancies.

(a)        Schedule 6.16 attached hereto sets forth a true, complete and correct schedule of all leases and tenancies (including any subleases) to which the Property is presently subject. It shall be an express condition to Purchaser’s obligations hereunder that Seller, at Seller’s sole cost and expense cause all space in the Corporate Office Building (other than the Corporate Office Leased Premises described below) and all space in the River Point Building to be vacated by the Closing Date of the Property so that Purchaser will acquire title free and clear of all leases other than the leases described in Schedule 6.16 under the caption “Leases to be Assigned at Closing” (collectively, the “Leases”). Notwithstanding the foregoing, in the event that Surgical Care Associates, LLC is a holdover tenant of its space in the Corporate Office Building, Purchaser will close nonetheless as long as Seller executes and delivers to Purchaser an indemnification agreement in form acceptable to Purchaser indemnifying Purchaser against all costs and expenses, including legal fees, incurred by Purchaser in connection with any possessory actions filed by Purchaser against Surgical Care Associates, LLC after the Closing Date.

(b)       Except for those leases and tenancies which are identified as Section 6.16, which shall remain the same and be updated as of the Closing Date, no leases or tenancies shall encumber the Property on the Closing Date nor shall any person or entity have any other rights of use or possession to the Property on the Closing Date. Schedule 6.16 contains a description of all Leases. The information set forth on Schedule 6.16 is accurate and complete. In addition:

(i)        Each of the Leases is in full force and effect, in accordance with its terms and has not been modified, amended or extended;

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Purchase and Sale Agreement

(ii)       Each of the tenants is now in possession of the leased premises under its Lease or has begun paying the rent or other charges payable under its Lease;

(iii)      Except as set forth in Schedule 6.16, none of the tenants is in monetary default (beyond any applicable grace period provided by the Leases), nor, to the best of Seller’s knowledge, in default in the performance or observance of any of the non-monetary terms, covenants or conditions to be kept, observed or performed by it under its Lease;

(iv)      No renewal right has been granted to any tenant, except as provided in the Leases;

(v)       No tenant has an option to purchase the Property or any right of first refusal or right of first offer with respect thereto;

(vi)      No tenant is entitled to any rebate, concession, deduction or offset;

(vii)     No tenant has paid any rent, additional rent or other charge of any nature for a period of more than thirty (30) days in advance;

(viii)	Seller is not in default under any of the Leases; and

(ix)      No brokerage commissions or other compensation is or will be due or payable to any person or entity with respect to or on account of any of the Leases, or any renewal thereof.

6.17      Other Information. None of the information and documents which have been or may be furnished by Seller to Purchaser in connection with the transactions contemplated by this Agreement, and none of the representations and warranties of Seller contained herein, is or will be materially false or misleading or contains or will contain any material misstatement of fact or omits or will omit any material fact necessary to be stated in order to make the statements therein not misleading.

7.          Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

7.1        Organization, Good Standing, Power. (a) Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, (b) Purchaser is authorized or licensed to do business in each jurisdiction where the nature of the business conducted by it or the properties owned or leased or operated by it make such authorization or licensing necessary, and (c) Purchaser has all requisite power and authority, licenses and franchises to (i) own or lease and operate its properties and carry on its business as presently being conducted and (ii) execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

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Purchase and Sale Agreement

7.2        Authorization of Agreement. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, other creditors’ rights laws and general principles of equity.

7.3        Effect of Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby, will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any Laws or Environmental Laws to which Purchaser is subject or (b) result in the breach of or conflict with any term, covenant, condition or provision of, or result in the modification or termination of, or constitute a default under, any corporate charter, by-law, commitment, contract or other agreement or instrument or obligation to which Purchaser is a party or by which any of its assets is or may be bound or affected.

7.4        “AS IS” Condition of the Property. Purchaser acknowledges that in purchasing the Property, Purchaser has been given the opportunity to investigate and study the Property, including without limitation the opportunity to conduct its own physical and environmental inspections and other studies referred to in Section 4.1, and that Purchaser is not relying on any representation or warranty of Seller (or its representatives, agents or employees) regarding the physical, environmental or other conditions of the Property; and, Seller specifically disclaims making any such representation or warranty. It is understood and agreed that neither Seller nor any person acting or purporting to act for Seller has made or now makes any representations as to the present or former physical condition (latent or patent or otherwise), value, income, expense, or operation of the Property. Purchaser hereby expressly acknowledges, represents and warrants that no such representations have been made and Purchaser further agrees to take the Property “as is” as of the Closing Date subject to all faults of every kind or nature whatsoever (latent, patent or otherwise) and whether now or hereafter existing. Purchaser agrees that Seller is not liable or bound in any manner by any financial or written statements, representations, real estate brokers’ “set-ups”, or information pertaining to the Property furnished by any real estate broker, agent, employee, trustee, servant or other person, unless the same are specifically set forth herein. It is understood and agreed that all understandings and agreements heretofore had between the parties are hereby merged in this Agreement which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied in this Agreement. Seller also specifically disclaims any obligation to perform or to bring the Property into compliance with any obligations under any governmental, developmental or other conditions whatsoever binding on the Property or any other property.

7.5        Bankruptcy; Insolvency. Purchaser is not subject to a general assignment for the benefit of creditors, is not subject to any voluntary petition filed by Purchaser in bankruptcy or any involuntary petition in bankruptcy filing by Purchaser’s creditors, is not subject to the appointment of a receiver to take possession of any of Purchaser’s property or all or substantially all of Purchaser’s other assets, and none of Purchaser’s other assets is subject to attachment or judicial seizure. Purchaser is not insolvent and the completion of the transactions

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Purchase and Sale Agreement

contemplated by this Agreement will not render Purchaser insolvent or otherwise cause Purchaser to be unable to pay its debts as they become due.

8.	Covenants of Seller.

8.1        Certain Affirmative Covenants. Except as Purchaser may otherwise consent in writing, until the Closing, Seller shall:

(a)       carry on the business of the Property in, and only in, the ordinary course and in a good and diligent manner consistent with prior practice and use best efforts to preserve relationships with its Property Employees, tenants, customers, suppliers, contractors and others having business dealings with Seller so that the goodwill and ongoing business of the Property shall be unimpaired at Closing;

(b)       maintain the Property substantially in its present condition and repair, ordinary wear and tear excepted, and cause the continuance of the normal operation thereof, including the purchase and replacement of supplies and equipment, and the continuation of normal practices with respect to maintenance and repairs, so that the Property will be of substantially the same good quality and adequate quantity on the Closing Date as on the date hereof. Seller shall not remove or permit to be removed from the Improvements any item or article defined as Personalty hereunder except as may be necessary for repairs or for discarding worn out or useless items, provided that discarded items shall be replaced with new items of substantially equal quality and quantity and shall be free and clear of any lien or encumbrance;

(c)       duly comply with all Laws and Environmental Laws applicable to the Property and perform all of Seller’s obligations with respect to the Property without default;

(d)       afford to Purchaser and to its attorneys, accountants, and other representatives full access during normal business hours to all of the Property and to the personnel, books, tax returns, Contracts, commitments and other records of Seller with respect to the Property, and furnish to Purchaser or its representatives all such additional documents, financial information and other information with respect to the Property, as Purchaser may from time to time reasonably request;

(e)       obtain and deliver to Purchaser any consent, authorization or approval of, or exemption by, any governmental authority or agency, any partner, or any other third party, necessary or required in connection with the transactions contemplated hereby, or necessary to the operation by Purchaser of the Property and its business and assets after the Closing, including, without limitation, those required pursuant to the terms of the Contracts, and provide to Purchaser copies of each such consent, authorization, approval or exemption promptly after it is obtained;

(f)        use commercially reasonable efforts to obtain any consent, authorization or approval of, or exemption by, any governmental authority or agency, any partner, any Lender or any other third party, required by the Title Company in connection with the acquisition of the Property (the consents, authorizations, approvals and exemptions described in this subsection are collectively referred to as the “Consents”);

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Purchase and Sale Agreement

(g)       at or prior to the Closing, cause to be fully paid or otherwise satisfied or released (including through insurance coverage provided by the Title Company) all indebtedness and other liquidated claims secured by mortgages or liens (including judgments) against the Property, or otherwise cause any such mortgages or liens to be deleted from the Purchaser’s title insurance policy for the Property;

(h)       cause all of the representations and warranties of Seller contained in this Agreement or in any Ancillary Document to be true on the Closing Date with the same effect as if they were made on the Closing Date, except as affected by transactions contemplated hereby;

(i)        use commercially reasonable efforts to have the tenant under each Lease execute a tenant’s estoppel certificate substantially in the form of Exhibit C; and

(j)        cooperate with Purchaser, and use all commercially reasonable efforts to rectify any title problems or issues (other than Permitted Exceptions) that arise during the course of Purchaser’s due diligence investigation, provided however, that Seller shall not be required to expend any money (except reasonable attorney’s fees) in connection with such rectification.

8.2        Certain Negative Covenants of the Seller. Except as Purchaser may otherwise consent in writing, Seller shall not:

(a)       sell, transfer, encumber, mortgage, or place any lien upon the Property or in any way create or consent to or allow the creation of any title condition affecting the Property;

(b)       enter into any Contracts or other transactions relating to the Property or take any action or permit any event to occur which results in any of the representations and warranties of Seller contained in this Agreement or in any Ancillary Document not being true and correct;

(c)       enter into a lease with respect to any space in the Improvements;

(d)       enter into any contract or agreement, or make any written or oral commitment, with respect to the use or operation of any portion of the Property (other than those bookings of the Conference Center as specifically permitted in Section 9.7 hereof) after the Closing that is not cancelable without penalty on not more than thirty (30) days notice; or

(e)       solicit, discuss, negotiate or execute any acquisition proposal involving the Property other than relating to this Agreement unless such acquisition proposal is expressly contingent on Purchaser failing to purchase the Property.

8.3        Seller’s Further Assurances. At or after the Closing, Seller, at the request of Purchaser, will promptly execute and deliver to Purchaser from time to time all such further special warranty deeds, assignments, bills of sale, endorsements, and other documents, in form and substance reasonably satisfactory to Purchaser and its counsel, as Purchaser may reasonably request in order to (a) vest in Purchaser title to and possession of the Property, (b) perfect and

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Purchase and Sale Agreement

record, if necessary the sale, assignment, conveyance, transfer, and delivery to Purchaser of the Property and (c) otherwise more effectively carry out or evidence the terms of this Agreement and the Ancillary Documents.

8.4        Advise of Changes. Between the date of this Agreement and the Closing Date, Seller will promptly advise Purchaser in writing of any fact which, if existing or known on the date of this Agreement, would have been required to be set forth or disclosed in this Agreement.

9.	Additional Covenants and Agreements.

9.1        Undertakings. Seller and Purchaser each agree to use reasonable efforts to facilitate the consummation of the transactions contemplated by this Agreement, so as to permit the Closing to take place on a timely basis.

9.2        Purchaser’s Rights to Make Tenant Improvements. Provided that Purchaser has not terminated this Agreement during the Due Diligence Period, Purchaser shall have the right, at Purchaser’s option and expense and without any material interference with or disruption of the conduct of business by Seller, to commence tenant improvements to the space on the first floor of the Corporate Office Building which Purchaser intends to occupy as its corporate headquarters. Seller covenants and agrees to deliver possession of the areas identified on Schedule 9.2 of this Agreement by not later than January 31, 2008. Seller and Purchaser will execute such documentation as the parties shall approve to codify Purchaser’s rights to make such improvements, including, without limitation, an indemnification by Purchaser against mechanic’s liens and other claims arising from Purchaser’s work described in this paragraph. Furthermore, in the event that Purchaser fails to close on the purchase of the Corporate Office Building for any reason other than a Seller default, Purchaser will, upon Seller’s request and at Purchaser’s sole expense, cause all improvements made by Purchaser to be removed and the property restored to its prior condition.

9.3	Corporate Office Lease.

(a)       On the Closing Date, Seller and Purchaser will enter into the Corporate Office Lease for the Corporate Office Space. The term of the Corporate Office Lease shall commence on the Closing Date at which time Seller shall have vacated, or caused to have been vacated, all currently occupied space in excess of the Corporate Office Space. Seller acknowledges that it has been responsible for the maintenance and repair of the Property and agrees to accept occupancy of the Corporate Office Space “AS IS” under the Corporate Office Lease, except for any improvements Seller may elect to make to the Corporate Office Space at Seller’s sole cost and expense.

(b)       Other than the Excluded Assets, all Personalty located within that portion of the Property/Corporate Office Building vacated by Seller will revert to and become the property of Purchaser; provided that Purchaser will not be required to assume any outstanding obligations or equipment leases with respect to the same; except that Purchaser will assume the management agreement for the physical fitness facility on the Property provided that Purchaser has approved the same during the Due Diligence Period.

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Purchase and Sale Agreement

(c)       The Corporate Office Lease shall be in the form attached hereto as Exhibit D.

(d)       In the event that Purchaser obtains financing for the Property, Seller, as tenant, agrees that it will execute and deliver to such lender a subordination, nondisturbance and attornment agreement and estoppel certificate for the Corporate Office Lease in such form as such lender shall require, provided that the same are commercially standard and reasonable.

9.4	Distribution Center Lease.

(a)       On the Closing Date, Seller and Purchaser will enter into the Distribution Center Lease for the entire Distribution Center. The term of the Distribution Center lease will commence on the Closing Date. Seller acknowledges that it has been responsible for the maintenance and repair of the Property and agrees to accept occupancy of the Distribution Center “AS IS” under Distribution Center Lease, except for any improvements Seller may elect to make to the Distribution Center at Seller’s sole cost and expense.

(b)       The Distribution Center Lease shall be in the form attached hereto as Exhibit E.

(c)       In the event that Purchaser obtains financing for the Property, Seller, as tenant, agrees that it will execute and deliver to such lender a subordination, nondisturbance and attornment agreement and estoppel certificate for the Corporate Office Lease in such form as such lender shall require, provided that the same are commercially standard and reasonable.

9.5         Destruction or Taking. If any portion of the Property is destroyed or damaged or taken in condemnation prior to the Closing, at the option of Purchaser, which option shall be exercised promptly after notice is received by Purchaser of the occurrence of such an event, (i) the Cash Purchase Price shall be reduced by the amount of such destruction, damage or loss as determined by Purchaser’s contractor in its commercially reasonable judgment, and Seller shall be entitled to any insurance proceeds or condemnation award with respect thereto, (ii) no adjustment to the Cash Purchase Price shall be made and any insurance proceeds or condemnation award with respect thereto shall become a part of the Property to be conveyed to Purchaser at the Closing, if the Closing shall thereafter occur, or (iii) if such loss exceeds 5% of the Cash Purchase Price, as determined by Purchaser’s contractor in its commercially reasonable judgment, Purchaser may decline to proceed with the transactions contemplated hereby and terminate this Agreement. If Purchaser chooses the option described in clause (ii) of the preceding sentence, at the Closing Seller shall pay to Purchaser any such insurance proceeds or condemnation awards received by it prior to the Closing together with the amount of any deductible with respect thereto and shall assign to Purchaser all of its rights against any insurance companies, governmental entities and others with respect to such damage, destruction or condemnation.

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Purchase and Sale Agreement

9.6	Property Employees.

(a)       Purchaser shall have the right to make offers of employment to the Property Employees as of the Closing Date except those Property Employees that Seller designates in writing as employees to be retained by Seller by January 31, 2008. Purchaser shall determine the Property Employees that Purchaser desires to employ and deliver a written list of such employees to Seller by February 29, 2008. Seller makes no assurances, representations or warranties as to the willingness of the Property Employees to work for Purchaser. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any of the Property Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(b)       Seller shall pay and be responsible for all wages, salaries and benefits for the Property Employees except for those Property Employees that that have accepted employment with Purchaser as of the Closing Date. Purchaser shall notify Seller in writing 10 days prior to the Closing Date of the names of the Property Employees that have accepted employment with Purchaser.

9.7        Conference Center. Purchaser shall assume and be bound by all bookings for the Conference Center that exist on the Effective Date. After the Effective Date and before the Closing Date, Seller shall notify Purchaser by e-mail of any prospective bookings for the Conference Center which are either (i) in excess of $50,000, or (ii) are scheduled for 12 months or after from the reservation date, and Purchaser shall have reasonable input with respect to the acceptance of the foregoing proposed bookings. Purchaser shall designate in writing a specific representative to review booking requests, and Seller shall direct all such requests to such designated representative. If Purchaser does not object to such bookings within one (1) business days after receipt of such notice, Seller shall be free to confirm such bookings, and Purchaser shall assume and be bound by such bookings together with all bookings.

10.        Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the satisfaction, on or before the Closing Date, whichever is applicable, of each of the following conditions:

10.1      Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement and in the Ancillary Documents shall be true on the Closing Date with the same effect as if they were made on and as of the Closing Date, except as affected by transactions contemplated hereby.

10.2      Performance of Agreements. Seller shall have performed all of its obligations and agreements, obtained all Consents, and complied with all of its covenants contained in this Agreement or in any Ancillary Document to be performed and complied with by it on or before the Closing Date.

10.3      Legal Proceedings. There shall be no proceeding pending before a court or administrative agency of competent jurisdiction, which in the reasonable judgment of Purchaser may result in a judgment or order which enjoins, restrains, makes illegal or prohibits

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Purchase and Sale Agreement

consummation by the parties of the transactions contemplated hereby or restricts or reduces in a material way the operation or value of the Property after the Closing.

10.4      Adverse Change. From the date hereof until the completion of the Closing, there shall have been no material adverse change in the Property or its occupancy or operation.

10.5      Title Insurance. The Title Company or another reputable title company selected by Purchaser and reasonably acceptable to Seller shall have issued full coverage owner and mortgagee title insurance policies (or unconditional commitments therefor) with respect to the Property, in the amount of the Cash Purchase Price, on the ALTA Form B, Rev. 1970/1984 form (with creditor’s rights exception deleted) insuring fee simple title, with all standard, general and printed form exceptions deleted or endorsed over so as to afford full “extended form coverage” without exception or limitation except for the lien of real estate taxes not yet due and payable and the Permitted Exceptions and, in the case of the mortgagee policy, with such affirmative coverages and endorsements as are customarily obtained in a transaction of this size in the jurisdiction in which the Property is located (the “Title Policies”). If, in order to delete or insure over standard, general or printed form exceptions or to issue affirmative title coverage or endorsements to Purchaser or Purchaser’s mortgagee, the Title Company requires Seller’s affidavits, questionnaires, undertakings, or indemnities, Seller shall provide such documentation, provided that the same are reasonable and customary.

10.6      Foreign Person Affidavit. Seller shall provide Purchaser with satisfactory evidence, including an affidavit, that the Seller is not a “foreign person” or “foreign entity” within the meaning of Section 1445 of the Code.

11.        Conditions Precedent to the Obligations of Seller. The obligations of Seller under this Agreement are subject to the satisfaction, on or before the Closing Date, whichever is applicable, of each of the following conditions:

11.1      Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement and any Ancillary Document shall be true on the Closing Date with the same effect as if they were made on and as of the Closing Date, except as affected by transactions contemplated hereby.

11.2      Performance of Agreements. Purchaser shall have performed all of its obligations and agreements, and complied with all of its covenants contained in this Agreement or in any Ancillary Document to be performed and complied with prior to the Closing Date.

11.3      Legal Proceedings. There shall be no proceeding pending before a court or administrative agency of competent jurisdiction, which in the reasonable judgment of Seller may result in a judgment or order which enjoins, restrains, makes illegal or prohibits consummation by the parties of the transactions contemplated hereby.

12.	Procedures Concerning Closing Conditions.

12.1      Access to Work Papers, Books and Records After Closing. In order for each party to this Agreement to prepare such reports as such party may be required to prepare from time to time, each party to this Agreement will preserve for two (2) years following the

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Purchase and Sale Agreement

Closing Date all books and records in its possession related to the Property for periods prior to the Closing Date and, from time to time on or after the Closing Date, upon request of any other party hereto, shall authorize its accounting personnel and independent accountants to permit such other party’s accounting personnel and independent accountants to examine and copy, when and as reasonably requested by such other party, such books and records, including the records and work papers of such party’s independent accountants pertaining to its audits and other reviews of such party’s financial statements with respect to the operation of the Property for periods up to the Closing Date.

12.2      Endorsements. After the Closing Date, Purchaser shall have the right and authority to endorse, without recourse, the name of Seller on any check or other evidence of indebtedness received by Purchaser the proceeds of which are due to Purchaser, including without limitation checks or money orders in payment of rent due for period(s) following the Closing Date, and Seller shall furnish to Purchaser such evidence of this authority as Purchaser may reasonably request.

13.	Prorations, Apportionments and Closing Costs.

13.1      Apportionments at Closing. The following apportionments and prorations shall be computed as of the Closing Date. All such items, to the extent they cannot be precisely determined at Closing, shall be estimated at Closing shall be resolved no later than thirty (30) days after the Closing Date. The Cash Purchase Price shall be adjusted as follows:

(a)        Taxes. Real and personal property taxes, association assessments and expenses, and other charges with respect to the Property shall be apportioned as of the Closing Date.

(b)        Assessments. All special assessments, and other similar charges which have become or can become a lien upon the Property or any part thereof at the Closing Date, whether or not the same are then past due or are payable thereafter (in installments or otherwise), or which have been confirmed by a public authority at the Closing Date, shall at Purchaser’s option either be paid in full by Seller at the Closing or credited against the Cash Purchase Price and assumed by Purchaser.

(c)        Rents and Concessions. Rents, including pass through expenses, charges and additional rents, under Leases described in Schedule 6.16 and any other leases entered into in accordance with the terms of this Agreement prior to Closing shall be apportioned as of the Closing Date; provided, however, that no adjustment shall be made for amounts that are past due as of the Closing Date. In the event that amounts are collected by Purchaser from a person whose account was past due as of the Closing Date, Purchaser shall first retain for its own account sums due Purchaser subsequent to the Closing Date, then pay to Seller, from such remaining collected funds, the balance owed to Seller. Purchaser shall in no way be responsible for the collection of such amounts owed to Seller, and subsequent to Closing, Seller shall not sue or contact any tenant of the Property without Purchaser’s prior written consent. In the event a tenant has failed to pay to Seller all rent or other amounts due to Seller prior to the Closing Date or has underpaid its additional rent or other expenses for the period prior to the Closing Date, Purchaser will cooperate with Seller in collecting such amounts. If any tenant has overpaid its

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Purchase and Sale Agreement

additional rent or other expenses to Seller prior to the Closing Date, Seller will, within ten (10) days following notice thereof, pay such amount to Purchaser.

(d)        Utilities. Telephone, water, sewer, electricity and other utility charges will not be apportioned. Seller will arrange for the rendition of final bills by the utility companies and governmental agencies involved as of the Closing Date based upon a reading of meters, if any, and Seller will be responsible for the payment of such bills as and when rendered and Purchaser will be responsible for such charges thereafter. If, however, bills for the foregoing charges are not rendered as of the Closing Date, they will be apportioned within 10 days after receipt of the actual bills based on the actual bills. If utility deposits are transferable, then they shall be transferred to Purchaser at the Closing as applicable and added to the Cash Purchase Price; if not transferable, or not transferred, Purchaser shall have no responsibility for such deposits.

(e)        Contracts. Amounts paid or payable under any Contracts listed in Schedule 6.11 which Purchaser, in its sole discretion, elects to assume shall be apportioned as of the Closing Date. Seller shall terminate and be solely responsible for any Contracts not assumed by Purchaser, except those Contracts which Purchaser expressly agrees to assume as set forth on Schedule 6.11, provided that Purchaser shall notify Seller not later than 45 days prior to the Closing Date which Contracts will not be assumed by Purchaser. Purchaser shall assume any leases or Licenses for computer programs used for operating and managing the Property.

(f)         Insurance. Any insurance policies of Seller shall be the sole property and responsibility of Seller, and Seller shall be entitled to any refunds of unearned premiums thereon.

13.2      Security Deposits. At Closing, Seller shall pay or transfer amount equal to deposits from tenants or others under Leases, including, without limitation, all security deposits and advance rent, together with all deposits for bookings of the Conference Center which are scheduled for on or after the Closing Date. Purchaser shall assume responsibility and shall hold Seller harmless from any liability for security deposits and advance rent under the Leases, and for all deposits for bookings of the Conference Center which are scheduled for on or after the Closing Date, which are paid or transferred to Purchaser at Closing pursuant to this paragraph.

13.3      Miscellaneous. All other charges and fees customarily prorated and adjusted in similar transactions, shall be prorated as of the Closing Date. If any claims or liabilities are asserted at any time subsequent to the Closing against the Property or the Purchaser, which were not taken into consideration for adjustment hereunder, including, without limitation, claims by governmental agencies, and if such claims or liabilities are based upon or arise out of any occurrence prior to the Closing or any act or omission by Seller, the Seller shall satisfy such claims or liabilities and shall indemnify and hold Purchaser harmless therefrom.

13.4      Closing Costs. At or before the Closing, Purchaser shall pay for the cost of obtaining the environmental soil report and all other studies, reports, and investigations required by it, the deed tax and other recordation fees, all fees and expense for any loan or other financing for its purchase of the Property, and one-half of the Title Company’s escrow fees. Seller shall pay the premium for the issuance of the Title Policies and all title search, underwriting and other

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Purchase and Sale Agreement

related fees and expenses charged by the Title Company (except for one-half of the escrow fees to be paid by Purchaser), provided that Purchaser shall pay the entire cost of all special endorsements required by Purchaser and its lender. Purchaser shall reimburse Seller for the cost of the Survey and one-half of the Hospital demolition study cost of $50,000 and one-half of the KPS space planning study costs. Purchaser and Seller shall pay their respective attorneys’ fees.

14.	Deliveries at Closing.

14.1      Seller’s Deliverables at Closing. At or before the Closing, Seller shall deposit into escrow the following items:

(a)       a duly executed and acknowledged statutory warranty deed (the “Deed”) for the Land, Improvements and Appurtenances, subject only to the Permitted Exceptions;

(b)       a duly executed bill of sale for the Personalty (the “Bill of Sale”);

(c)       a duly executed counterpart of an Assignment and Assumption of Leases for the Property (the “Assignment of Leases”);

(d)       a duly executed counterpart of an Assignment and Assumption of Contracts, Warranties and Guaranties and Other Intangible Property for the Property (the “Assignment of Contracts”);

(e)	a duly executed counterpart of the Corporate Office Lease;
(f)	a duly executed counterpart of the Distribution Center Lease;

(g)       an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Purchaser is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code; and

(h)       the indemnification agreements contemplated under Sections 6.8 and 6.16 of this Agreement.

14.2      Ancillary Documents. Seller shall execute and deliver such other agreements, consents, certificates and other documents and writings as required by the terms of this Agreement in order to convey title to the Property and to consummate the transactions required hereunder. Such other agreements, consents, certificates and other documents and writings are collectively referred to herein as the “Ancillary Documents.”

14.3      Purchaser’s Deliverables at Closing. At or before Closing, Purchaser shall deposit into escrow the following items:

(a)       the balance of Cash Purchase Price and cause the Escrow Agent to deliver the Cash Purchase Price to Seller as required under Section 3.1(b) hereof;

(b)	a duly executed counterpart of the Assignment of Leases;

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Purchase and Sale Agreement

(c)	a duly executed counterpart of the Assignment of Contracts;

(d)       a duly executed counterpart of the Corporate Office Lease; and

(e)	a duly executed counterpart of the Distribution Center Lease.

14.4      Form of Documents. Purchaser and Seller shall endeavor in good faith to agree on the final, execution form of all of the documents referred to above on or before the last day of the Due Diligence Period. Purchaser and Seller shall each deposit such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof.

14.5      Records of Seller. Seller shall deliver to Purchaser originals of the Leases (or, if originals are not available, copies), copies of the tenant correspondence files of the Property in Seller’s possession, a set of keys to the Improvements and originals (or copies, if originals are not available) of any other items in Seller’s possession relating to the use, ownership, operation, maintenance, leasing, repair, alteration, management or development of the Property, all within five (5) Business Days after the Closing Date. Following the Closing, Purchaser shall make all Leases, Contracts, other documents, books, records and any other materials in its possession, to the extent the same relate to the period of Seller’s ownership of the Property, available to Seller or its representatives for inspection and/or copying at reasonable times and upon reasonable notice.

15.	Indemnification.

15.1      Indemnification by Seller. Seller shall indemnify, protect, defend and hold Purchaser, its affiliates and their respective officers and directors, partners, agents and representatives and any person claiming by or through any of them, harmless from and against all claims, losses, liabilities, damages, fines, penalties, costs, and expenses, including fees and disbursements of counsel and other experts (collectively, “Losses”), which arise out of or result from:

(a)       any inaccuracy or alleged inaccuracy in any representation or warranty made by Seller in this Agreement or in any Ancillary Document or any breach or alleged breach of any covenant or agreement by Seller contained in this Agreement or in any Ancillary Document;

(b)       any matter relating to or in connection with the Property which arises or occurs prior to the Closing Date; or

(c)       any action, proceeding, suit, settlement, assessment, or judgment directly or indirectly arising out of or incident to any of the matters indemnified against in this Section 15.1; or

(d)       any claim for compensation relating to the closing of the purchase, sale, or lease of all or any part of the Property other than a claim under a contract or commitment made by Purchaser.

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Purchase and Sale Agreement

15.2      Indemnification by Purchaser. Purchaser shall indemnify, protect, defend and hold Seller, its affiliates and respective officers and directors, partners, agents and representatives and any person claiming by or through any of them, harmless from and against all Losses, which arise out of or result from:

(a)       any inaccuracy or alleged inaccuracy in any representation or warranty made by Purchaser in this Agreement or in any Ancillary Document or any breach or alleged breach of any covenant or agreement by Purchaser contained in this Agreement, or in any Ancillary Document;

(b)       any matter relating to or in connection with the Property which (i) arises or occurs after the Closing Date and (ii) is not within the purview of Seller’s indemnity set forth in Section 15.1 hereof; or

(c)       any action, proceeding, suit, settlement, assessment, or judgment directly or indirectly arising out of or incident to any of the matters indemnified against in this Section 15.2; or

(d)       any claim for compensation relating to a contract or commitment made by Purchaser with respect to the purchase and sale of all or any part of the Property.

15.3	Procedure.

(a)       Promptly after receipt by any indemnified party of notice of the existence or assertion of any claim or the commencement of any action with respect to any matter referred to in Sections 15.1 or 15.2, the indemnified party will give written notice thereof to the indemnifying party and will thereafter keep the indemnifying party reasonably informed with respect thereto, provided that failure to give the indemnifying party prompt notice as provided herein shall not relieve the indemnifying party of its obligations hereunder except to the extent, if any, that they shall have been prejudiced thereby. In case any such action is brought against any indemnified party, the indemnifying party shall be entitled to participate in the defense thereof with its chosen counsel so long as such counsel shall be reasonably satisfactory to the indemnified party and, if the indemnifying party shall specifically acknowledge, in a form reasonably satisfactory to the indemnified party, that the indemnifying party is fully liable to the indemnified party for all Losses arising out of or resulting from one or more of the claims involved in such action, the indemnifying party shall be entitled to assume the defense of such claim or claims. If the indemnifying party assumes the defense of any claim or litigation as provided in this subsection, (i) the indemnified party shall be permitted to join in the defense of such claim or litigation, with counsel of its own selection and at its own expense and (ii) the indemnifying party shall not consent to the entry of any judgment for non-monetary relief against the indemnified party or any of its assets without the prior written consent of the indemnified party.

(b)       If the indemnifying party shall not assume the defense of any such claim or litigation, the indemnified party may defend against such claim or litigation in such manner as it may deem appropriate.

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Purchase and Sale Agreement

(c)       Amounts payable by the indemnifying party to the indemnified party in respect of any claims under this Section 15 shall be payable as such claims are incurred.

15.4	Limitations on Indemnity.

(a)       The indemnification provided for in Section 15.1(a) and Section 15.2(a) hereunder shall be limited to claims made for indemnity within one year after the Closing Date; provided that the aforesaid limitation shall not apply to any claims for indemnity as a result of a breach of the representations and warranties made by Seller under Section 6.9 hereof.

(b)       Neither Purchaser nor Seller shall make any claim for indemnity with respect to any loss or damage unless the amount of such loss or damage is in excess of $500,000 for any single claim or $1,000,000 in the aggregate for claims not exceeding said amount.

(c)       The limitations on indemnity set forth in this Section 15.4 shall not apply to any claim by Purchaser for indemnity under subparagraphs (b), (c) and (d) of Section 15.1 nor to any claim by Seller for any indemnity by Seller under subparagraphs (b), (c) and (d) of Section 15.2.

16.	Default Provisions.

16.1      Purchaser’s Default Provisions; Remedies. If Purchaser fails to consummate the purchase and sale contemplated herein in breach of this Agreement, and all conditions precedent to Purchaser’s obligation to consummate such transactions have been satisfied or expressly waived by Purchaser, then (subject to the terms of the Escrow Agreement) Escrow Agent shall deliver the proceeds of the Deposit to Seller as full and complete liquidated damages, and, as the exclusive and sole right and remedy of Seller hereunder, whereupon this Agreement shall terminate and neither party shall have any further obligations or liabilities hereunder, it being agreed between the parties that the actual damages to Seller in the event of such breach will be impossible to accurately ascertain, the amount of the Deposit is a reasonable estimate of such damages and such liquidated damages shall not be deemed a penalty to the Purchaser.

16.2      Seller’s Default. If Seller has breached any of its representations, warranties, covenants and/or agreements under this Agreement or has failed, refused or is unable to consummate the purchase and sale contemplated hereby by the Closing Date, then unless such breach, failure, refusal or inability is expressly waived in writing by Purchaser, Escrow Agent, upon the request of Purchaser, and subject to the terms of the Escrow Agreement, shall immediately return the Deposit to Purchaser; provided, however, that such return shall not limit Purchaser’s rights (a) to maintain an action against Seller for specific performance of the terms and provisions of this Agreement, or (b) to pursue any other available legal or equitable remedy; provided, however, that Seller’s liability for damages under this Agreement shall in no event exceed the amount of the Cash Purchase Price.

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Purchase and Sale Agreement

17.	Miscellaneous.

17.1      Survival of Representations, Warranties. Notwithstanding the delivery or provisions of any deed, conveyance instrument, assignment or other document, the representations, warranties, covenants, agreements and indemnities contained in this Agreement shall not merge into such documents and shall survive the Closing for a period of 24 months after the Closing Date.

17.2      Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein or in any Ancillary Document. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The waiver by Purchaser or by Seller of any of the conditions precedent to its respective obligations under this Agreement shall not preclude it, respectively, from seeking redress for breach of this Agreement.

17.3      Assignment. The rights and obligations of Purchaser hereunder may be transferred to a single asset, special purpose entity to be formed and owned in whole in part by Purchaser under a written assignment and assumption agreement, in which event Purchaser shall provide Seller a copy of the assignment and assumption agreement. All references thereafter to “Purchaser” shall mean and refer to such assignee, and Purchaser shall have no further rights and obligations hereunder.

17.4      Notices. Any notice to be given under this Agreement must be in writing and be given by mail, postage prepaid, certified mail return, receipt requested, or sent by overnight or hand delivery courier service to the Party at the address specified below, and shall be deemed to have been given, if mailed as of the date of receipt, when properly addressed, and deposited in the United States mail with postage prepaid. If the notice is given other than by mail, it shall be deemed given one day after when delivered to the overnight or hand delivery courier service. The telephone numbers, telecopier numbers, and email addresses set forth below are for informational purposes only. Such notices shall be given to the Parties hereto at the following addresses:

To Seller:

John P. Whittington, Esq.

Executive Vice President, General Counsel, and Corporate Secretary

HealthSouth Corporation

One HealthSouth Parkway

Birmingham, Alabama 35243

Telephone No. (205) 970-7712

Fax No. (205) 262-3948

john.whittington@healthsouth.com

With a copy to:

Bradley Arant Rose & White LLP

Daniel Realty Company, LLC//HealthSouth Corporate Campus

Purchase and Sale Agreement

One Federal Place

1819 Fifth Avenue North

Birmingham, Alabama 35203

Attn: Meade Whitaker, Jr., Esq.

Telephone No. (205) 521-8261

Fax No. (205) 488-6261

mwhitaker@bradleyarant.com

To Purchaser:

T. Charles Tickle

Daniel Realty Company, LLC

3595 Grandview Parkway, Suite 400

Birmingham, Alabama 35243-1930

Telephone No. (205) 443-4500

Fax No. (205) 443-4615

ctickle@danielrealty.com

With a copy to:

Gail Livingston Mills, Esq.

Burr & Forman LLP

420 N. 20th Street, Suite 3400

Birmingham, Alabama 35203

Telephone: (205) 458-5300

Fax No. (205) 244-5681

gmills@burr.com

To Escrow Agent:

Lawyers Title Insurance Corporation

2200 Woodcrest Place

Suite 3300

Birmingham, Alabama 35209

Attn: Michael E. Riddle

Telephone: (205) 868-1009

Fax No. (205) 868-1011

mridde@landam.com

or to such other address as any party shall furnish to the other by notice given in accordance with this Section.

17.5      Entire Agreement; Amendments. This Agreement and the Ancillary Documents contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed orally, but

Daniel Realty Company, LLC//HealthSouth Corporate Campus

Purchase and Sale Agreement

only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

17.6	Burden and Benefit.

(a)       This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

(b)       It is the intent of the parties hereto that no third-party beneficiary rights be created or deemed to exist in favor of any person not a party to this Agreement except as expressly set forth herein.

17.7	Brokers

(a)       Seller represents and warrants that no broker or finder is entitled to any brokerage or finder’s fee or other commission or fee based upon arrangements made by or on behalf of Seller in connection with the transactions contemplated hereby. Seller agrees to indemnify, protect, defend and hold harmless Purchaser for matters arising out of the breach of the foregoing representation by Seller and from any claim by any person that they have dealt with Seller in connection with this transaction as provided in Section 15.1(d) hereof. Seller shall pay any broker or finder pursuant to any agreement between Seller and such broker or finder, if any.

(b)       Purchaser represents and warrants that no broker or finder is entitled to any brokerage or finder’s fee or other commission or fee based upon arrangements made by or on behalf of Purchaser in connection with the transactions contemplated hereby. Purchaser agrees to indemnify, protect, defend and hold harmless Seller for matters arising out of the breach of the foregoing representation by Purchaser and from any claim by any person (other than Broker) that they have dealt with Purchaser in connection with this transaction as provided in Section 15.2(d) hereof.

17.8      Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

17.9      Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument..

17.11    Confidentiality. The confidentiality agreement set forth in the letter agreement dated November 8, 2007, executed by Purchaser and Seller shall survive the execution of this Agreement and shall be binding upon Purchaser and Seller. Seller and Purchaser agree not to disclose the terms of this Agreement to any third party, and neither party hereto will, without the consent of the other party hereto, which consent may not be

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Purchase and Sale Agreement

unreasonably withheld, make any public announcement concerning the transactions contemplated by this Agreement, except as may be required by applicable laws or regulations, provided that any party proposing to make such a required disclosure shall notify and consult with the other parties prior to making such disclosure.

17.12    Governing Law. The validity, performance and enforcement of this Agreement shall be governed by the law of the State of Alabama without giving effect to the principles of conflicts of law thereof.

17.13    Construction. Wherever used in this Agreement, and where the context permits, (a) the term “Property” shall be deemed to include the Property or any part thereof or interest therein, (b) the term “Agreement” shall be deemed to include the exhibits and schedules attached hereto, all of which shall be incorporated herein by reference, (c) the singular shall be deemed to include the plural and vice versa, (d) the masculine shall be deemed to include the feminine and vice versa.

17.14    Seller’s Knowledge. For purposes of this Agreement Seller’s knowledge shall mean knowledge of John P. Whittington and Arthur E. Wilson, Jr.

17.15    TIME OF THE ESSENCE. TIME IS OF THE ESSENCE WITH RESPECT TO EACH OBLIGATION, AGREEMENT, COVENANT AND UNDERTAKING SET FORTH IN THIS AGREEMENT.

[SIGNATURES ON FOLLOWING PAGE]

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Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

SELLER:
HEALTHSOUTH CORPORATION
By:	/s/ John P. Whittington
Print Name:	John P. Whittington
Its:	Secretary
Date:	January 22, 2008

PURCHASER:
DANIEL REALTY COMPANY, LLC BY: Daniel Realty Corporation, Its Manager
By:	/s/ T. Charles Tickle
Print Name:	T. Charles Tickle
Its:	Chairman
Date:	January 22, 2008

ESCROW AGENT:
LAWYERS TITLE INSURANCE CORPORATION
By:	/s/ Ann Marie Puccio
Print Name:	Ann Marie Puccio
Its:	Branch Counsel

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Purchase and Sale Agreement